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Voyager Learning Company

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     On June 23, 2009, Voyager Learning Company (the “Company”) held an analyst and investor conference call, announcing the proposed combination between the Company and Cambium Learning. A copy of the conference call transcript is set forth below.
Forward-Looking Statements
Some of the statements contained herein constitute forward-looking statements. These statements relate to future events including the transaction and the future financial performance of Voyager Learning Company, Cambium Learning and the combined company, and involve known and unknown risks, uncertainties and other factors that may cause the respective markets, actual results, levels of activity, performance or achievements of Voyager Learning Company, Cambium Learning or the combined company to be materially different from any future results, levels of activity, performance or achievements. These risks and other factors you should consider include, but are not limited to, the ability to obtain regulatory approvals necessary to complete the transaction, satisfaction of closing conditions in the merger agreement, approval of the merger agreement by the stockholders of Voyager Learning Company, loss of key personnel, success of ongoing product development, maintaining acceptable margins, the ability to control costs, changes in customer demands or industry standards, the ability to successfully attract and retain a broad customer base for current and future products, K-12 enrollment and demographic trends, the level of educational and education technology funding, the impact of federal, state and local regulatory requirements on the business of the companies, the impact on Voyager Learning Company’s stock price and trading volume as a result of its common stock being traded over-the-counter, the impact of competition and the risk that competitors will seek to capitalize on the risks and uncertainties confronting the companies, including those listed above and the uncertainty of economic conditions in general, financial market performance, and other risks listed under “Risk Factors” in Voyager Learning Company’s filings with the Securities and Exchange Commission. In some cases, you can identify forward- looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “projects,” “intends,” “prospects,” “priorities,” or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Voyager Learning Company undertakes no obligation to update any of these statements.
Additional Information
In connection with the proposed mergers, Cambium-Voyager Holdings will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Voyager Learning Company that also constitutes a prospectus of Cambium-Voyager Holdings. Voyager Learning Company will mail the proxy statement/prospectus to each of its stockholders. Cambium-Voyager Holdings and Voyager Learning Company urge investors and security holders to read the proxy statement/prospectus regarding the proposed mergers when it becomes available because it will contain important information. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from Voyager Learning Company’s website (www.voyagercompany.com) under the heading “Investor Relations” and then under the tab “SEC Filings.”
Cambium-Voyager Holdings, Voyager Learning Company, Cambium Learning and their respective directors, executive officers and various other members of management and employees may be soliciting proxies from Voyager Learning Company stockholders in favor of the merger agreement. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Voyager Learning Company stockholders in connection with the proposed mergers will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about Voyager Learning Company’s executive officers and directors in its Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 6, 2009. You can obtain free copies of this document from Voyager Learning Company by writing or calling: Voyager Learning Company, General Counsel, 1800 Valley View Lane, Suite 400, Dallas, TX 75234-8923, (214)932-9500. Additional information regarding the interests of these potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

FINAL TRANSCRIPT

Jun. 23. 2009 / 8:00PM, VLCY.PK — Voyager Learning Company Combine with Cambium Learning to Create a Leading Provider of Educational Intervention Services Conference Call
CORPORATE PARTICIPANTS
Shannan Overbeck
Voyager Learning Company — IR
Ron Klausner
Voyager Learning Company — President, Voyager Expanded Learning
Brad Almond
Voyager Learning Company — CFO
Todd Buchardt
Voyager Learning Company — General Counsel
CONFERENCE CALL PARTICIPANTS
Randy Baron
SM Investors — Analyst
Salvatore Muoio
SM Investors — Analyst
James Yu
Wells Capital Management — Analyst
Wolf Joffe
Raising Capital — Analyst
Josh D’Aleo
Morgan Stanley — Analyst
Neil Weiner
Foxhill Capital — Analyst
PRESENTATION
Operator
Good afternoon everyone and welcome to the Voyager Cambium merger conference call. I will now turn the conference call over to Ms. Shannan Overbeck.
Shannan Overbeck — Voyager Learning Company — IR
My name is Shannan Overbeck and I am Voyager Learning Company’s head of Investor Relations. Before turning the call over to Ron Klausner, President of Voyager Expanded Learning, I have a few comments regarding the information we are providing today.
Please note that some statements made on today’s call are forward-looking in nature. There are risks associated with these statements that could cause Voyager Learning Company’s performance to differ materially from those statements made today. These risks and other factors include, but are not limited to, the risks associated with closing the merger that were included in the press release announcing this call. Please review those risk factors and other risks listed under Risk Factors in our recent filings with the SEC. Voyager does not undertake any duty to update these statements.
Following today’s prepared statements we will take questions. A transcript and webcast of today’s call will be available on the company’s corporate website, VoyagerCompany.com. Let me now turn the call over to Ron.

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FINAL TRANSCRIPT

Jun. 23. 2009 / 8:00PM, VLCY.PK — Voyager Learning Company Combine with Cambium Learning to Create a Leading Provider of Educational Intervention Services Conference Call
Ron Klausner — Voyager Learning Company — President, Voyager Expanded Learning
Good afternoon everyone and thanks for joining us. As many of you know, Voyager Learning Company has signed a definitive merger agreement with Cambium Learning, a privately held intervention provider. Cambium Learning shares our primary goal of improving the lives of the more than 20 million students in our country in the Pre-K through grade 12 market, who are not reading or doing math at their grade level, by helping them reach their full learning potential.
I would like to start this call by summarizing what we expect to be very tangible and positive benefits of a combination of Voyager and Cambium, which largely operates in adjacent segments with complementary products. As a combined company we will be a leading provider of evidence-based programs, focused on serving the needs of the 20 million plus struggling students in this country.
The merger will allow us to create a scale and capability to sell, service and support our combined products to our customer base. The merger provides us with opportunities for growth, additional capabilities to help leverage new business, and the ability to further invest in new product development and technology.
As a combined company, we will provide a compelling suite of assistive instructional technologies and ongoing progress monitoring of student performance. The merger allows for greater research and evaluation opportunities across our diverse district partnerships.
As a combined company, we will continue to support the full spectrum of struggling learners and their educators. The merger will allow us to integrate, rationalize, repurpose and cross-sell the best of our products so we can offer a premier curricula, technology and implementation and support to educators.
Now I would like to give you an overview of the strengths of the two companies and the reasons why we believe a combination of these two providers of Pre-K to 12, reading and math and science and intervention products will be successful.
Cambium Learning’s focus and strategy is very similar to ours. Both business models are built on delivering strong, research-based products and services that can materially improve reading and math results of struggling students. Over the years Cambium has built an approximately $100 million a year business and a strong reputation by establishing relationships with well-respected researchers who have authored Cambium’s high-quality literacy, math and behavioral interventions.
These researchers and other educators have incorporated their expertise and the current education research into Cambium programs, such as Read Well, LANGUAGE!, Rewards, Step Up to Writing, Transitional Math and Letters.
Through its Kurzweil and IntelliTools technologies Cambium provides special education professionals with tools to assist students with special needs. Through its alternative core reading program called LANGUAGE! Cambium has made a difference for the most at-risk adolescents and children, including English language learners.
Cambium has sales channels through its direct marketing catalog, international reseller network, and a well-qualified national salesforce. In addition, Cambium has strong adoption competencies that enable it to generate significant new business.
Voyager Learning Company’s strengths are concentrated in our sales model, our implementation and support model, and our learning technology capabilities. Our implementation and support model differentiates us from other education publishers and increases the likelihood that our programs are deployed in the manner intended. We believe this creates increased future capacity, better student outcomes, and results in higher customer loyalty.
The Voyager sales model blends inside and field sales. Our inside salesforce is efficient at selling to smaller districts, while our field sales producers have demonstrated the ability to close larger sales opportunities.

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FINAL TRANSCRIPT

Jun. 23. 2009 / 8:00PM, VLCY.PK — Voyager Learning Company Combine with Cambium Learning to Create a Leading Provider of Educational Intervention Services Conference Call
Technology is a core competency at Voyager. Our Web-based programs, Ticket to Read and VmathLive are proven to motivate and engage in ways that keep students on task and offer students additional independent practice with purpose.
Voyager’s data management system is widely recognized for aligning well with accountability and giving customers the essential tools needed to screen, assess and monitor student progress. And our digital solutions provided by Learning A-Z and ExploreLearning to continue to grow by serving hundreds of thousands of students with state-of-the-art opportunities for learning.
Sales. Voyager and Cambium each have approximately $100 million in annual sales. Sales at Cambium are concentrated in five areas — adolescent literacy, early literacy, special education, service, and mathematics. LANGUAGE!, Cambium’s adolescent literacy program, is complementary to Voyager’s Reading Journey’s program for grades 6 to 9, but targets the very bottom of struggling readers in those grades. It generated almost 25% of Cambium sales in ‘08.
Read Well, Cambium’s K2 alternate core reading program, represented almost 10% of Cambium sales in ‘08. Step Up to Writing is a program with no equivalent at Voyager that accounts for approximately 5% of ‘08 sales. Cambium’s math products, including TransMath, Voyages, Algebra Ready, and Algebra Rescue, are for the most part targeted at different customers than Voyager’s Vmath. They accounted for approximately 5% of Cambium sales in 2008.
In addition, Cambium is strong in two areas where Voyager is not. The first is intervention technology. Cambium sells both hardware and software tools for special education students under the Kurzweil and IntelliTools brands. This generated approximately 20% of its sales in ‘08.
The second area is supplemental interventions. These are primarily sold through catalogs and using works authored by some of the top researchers and authors in education. These generated approximately 15% of Cambium sales in 2008.
Cambium offers a wide range of implementation services to help educators effectively integrate Cambium programs into their daily instruction. These services include long-term implementation partnerships, private on-site training, regional workshops, online workshops, and free webinars. They contributed approximately 10% of Cambium sales in ‘08.
Voyager’s implementation and support model provides continuous service and support to districts during program implementation. This is accomplished through site visits, online professional development tools, reporting and analysis of student test results. We believe this model once integrated in the combined company will be an added benefit for customers who purchase Cambium products.
Finally, Voyager has a significant presence in the online subscription segment where Cambium does not compete. These two businesses, Learning A-Z and ExploreLearning, accounted for approximately 20% of Voyager’s 2008 sales.
Customers. Although the two companies have some overlap with customers served, very few customers are using comparable products from the two companies to serve the same educational need. For example, while Cambium tends to serve the most severely struggling readers with its LANGUAGE! product, Voyager’s Reading Journeys product is more often used by moderately struggling readers.
While Cambium has strong capabilities in hardware and software for special education students, Voyager sells teacher-led intervention products. And where Voyager’s Vmath product is directed at intervention for grades two through eight, Cambium has alternative core capabilities including pre-algebra math products. Geographically, while Voyager’s customer base is strongest in Texas and the Southeast, Cambium’s in the West.
Products. We believe that there will be clear benefits to putting complementary products from Voyager and Cambium together in order to achieve product improvements. For example, within 12 to 18 months after closing, we plan to deploy Voyager’s Web-based learning technology in certain Cambium products that currently lack those technologies.

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FINAL TRANSCRIPT

Jun. 23. 2009 / 8:00PM, VLCY.PK — Voyager Learning Company Combine with Cambium Learning to Create a Leading Provider of Educational Intervention Services Conference Call
We also plan to incorporate Voyager’s strong data management and assessment platform into Cambium products, and to combine our special education response to intervention capability with Cambium’s well-respected special-education hardware and software to offer a more diverse and competitive product and service portfolio to better address these needs.
In addition, we plan to add English-language learner capabilities to certain Voyager products, and to integrate our complementary math intervention product and Web-based student practice programs with Cambium’s alternative core math programs. This will result in more robust solutions.
Operational synergies. Thoughtfully realized, we anticipate significant tangible cost savings from combining the two companies, because while we largely serve adjacent segments, we have similar business models. We recognize that implementation will have some challenges due to the different support models employed by each company.
We expect the integration process to be completed 12 to 18 months after the transaction is closed, and anticipate the increased profits as well as efficiencies will result from this transaction.
It is important to understand that the leadership teams of both companies have strong M&A experience and have successfully managed multiple acquisitions and mergers in the K-12 education space. With strong leadership and a clear vision of what the combined company will look like, we believe we have a unique opportunity to create a premier intervention company, a company that will be stronger than either Voyager or Cambium would be on its own.
Throughout the process we are committed to work quickly, but thoughtfully, to identify and bring together the best of both organizations, including people, products, processes and strategies.
On a final note, at the close of the transaction, which we expect to occur in October ‘09, I will become the CEO of the combined company. Dave Cappellucci, who has been the CEO of Cambium, will become President of the combined company. And George Logue, a Cofounder of Cambium, with extensive K-12 accomplishments, will continue with the company as Executive Vice President.
Additionally, upon the closing of this transaction Richard Surratt will cease to be President and CEO, but will join the Board of the new company as a Director. Before closing, I would like to personally thank Richard for his efforts as CEO over the last three years. After taking on the CEO role in early ‘07, Richard successfully guided the company and positioned us to succeed and open a new chapter in our history with the combination of Voyager and Cambium.
We intend to show over time that we could do good for students and teachers, while we do well for investors.
With that, I would like to open up the call briefly for questions.
QUESTIONS AND ANSWERS
Operator
(Operator Instructions). Randy Baron, SM Investors.
Randy Baron — SM Investors — Analyst
I may have missed this. We were having a little bit of technical problem hearing the beginning of the call. But I heard you, Ron, talk about the synergy amount, or the synergies that are coming. Is kind of the $10 million range, is that the right range to be thinking of for the synergies that are going to come out of this deal?

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FINAL TRANSCRIPT

Jun. 23. 2009 / 8:00PM, VLCY.PK — Voyager Learning Company Combine with Cambium Learning to Create a Leading Provider of Educational Intervention Services Conference Call
Ron Klausner — Voyager Learning Company — President, Voyager Expanded Learning
We [need to] go through a thoughtful process. We expect significant efficiencies. The process will take 12 to 18 months. But until we go through that process, we will not — we are not disclosing a specific number at this time.
Randy Baron — SM Investors — Analyst
Can you — I’m just trying to get a sense of the ballpark. Right? Because you guys have — Voyager standalone — is this right, you have $15 million of corporate overhead just in ‘08. Was that the right number?
Brad Almond — Voyager Learning Company — CFO
You know, Randy, we did, but I think the relevant number — and this is Brad Almond, I am here to answer questions as well. The relevant number in the corporate overhead is that we expect in ‘09 to have roughly $4 million in pure corporate overhead, the cost of being a publicly traded company and the corporate overhead costs. We incurred significantly more in ‘08 because of the restatement and the movement of the headquarters to Dallas.
Ron Klausner — Voyager Learning Company — President, Voyager Expanded Learning
Let me make one more comment, Randy. It is very important that while we go through integration, and you know as many of the people on this call, that mergers of like companies are complex, especially when you’re serving similar customers. So we want to be thoughtful. We want to operate with speed and simplicity. There will absolutely be efficiencies of duplicative functions. It will be significant. But what we don’t want to do is end up harming customer relationships and finding out we have taken out costs in a reckless way that ultimately impacts the topline and therefore earnings.
Randy Baron — SM Investors — Analyst
I appreciate that. But just as — because we don’t know Cambium, given it is private and whatnot, how like are the companies? The revenues are pretty comparable. Are the margins comparable as well?
Ron Klausner — Voyager Learning Company — President, Voyager Expanded Learning
I should have jumped in there as well. We are roughly let’s say three to four weeks, if things go well, before filing our S-4. Because Cambium is not public we are not in a position to disclose their numbers, other than the approximate revenue number that we gave.
So while I know that can be frustrating to wait that period of time, it is in all of our best interests to wait on all those numbers until we can publish the S-4, which not only would include the financials historically of the two entities, but pro forma as if the merger had occurred, and then also we would be at that time discussing monetary amounts we expect from synergies.
Randy Baron — SM Investors — Analyst
Let me just ask one more a general question on that and then I will step back. Just generally speaking, does the special ed market have the same kind of economics as the moderate market that you guys are in, for lack of a better term?

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FINAL TRANSCRIPT

Jun. 23. 2009 / 8:00PM, VLCY.PK — Voyager Learning Company Combine with Cambium Learning to Create a Leading Provider of Educational Intervention Services Conference Call
Ron Klausner — Voyager Learning Company — President, Voyager Expanded Learning
We are in the special ed market. We —
Randy Baron — SM Investors — Analyst
Just when you were saying this is the more special ed. I am sure I am not using the right term, but Voyager, the reading product going more for people that need moderate help versus extreme help.
Ron Klausner — Voyager Learning Company — President, Voyager Expanded Learning
Moderate strugglers versus severely strugglers. That is a very, very good point. What we look at is the addressable market is the approximately 20 million children in this country that cannot read or perform math at grade level. There is about 20 million in reading; there is 20 million in math. So there are significant numbers.
There is degrees of inability to be at grade level. What Cambium has done exceedingly well is that — take a product like Journeys, the most severe strugglers in reading — adolescent strugglers in reading, many are English-language learners. They have great English-language strands built in their capabilities.
Our analysts in literacy capability gets very high marks for motivation and engagement, which absolutely is essential when you look at teenagers. Because if they’re behind, they lack confidence, they are absolutely numb. You want to get them highly motivated and engaged.
So we serve — or the market has declared for both of us that, yes, we like your capability for the most extreme strugglers, we like your capability for moderate strugglers. But we are trying to address some of the same needs, and so we look at that combination of being very powerful.
Randy Baron — SM Investors — Analyst
So it is fair to say that an educator, depending on what he or she is looking at, would see strength in either of your products and would pay — wouldn’t be paying more for one or the other? Is that a correct assessment to take based on what their paramount is or what their importance is?
Ron Klausner — Voyager Learning Company — President, Voyager Expanded Learning
They would make choices based on the specific needs that they have, and they do all the time. And there are situations where they are selected, we are selected, and we are both selected.
And the beauty, again, about this transaction is that while we serve similar populations with similar needs, there is very little customer overlap being defined as same customer, then same customer buying same — similar product for the same needs. Then when you even dissect that even further, you see that in those very, very few customers that buy both products in a significant way, they are generally being used for most at-risk of strugglers versus Voyager. So we don’t see a whole lot of overlap, and that is one of the reasons that we are extremely excited about the possibilities.
Randy Baron — SM Investors — Analyst
I have a few more questions, but I will go back in queue to give someone else a chance.

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FINAL TRANSCRIPT

Jun. 23. 2009 / 8:00PM, VLCY.PK — Voyager Learning Company Combine with Cambium Learning to Create a Leading Provider of Educational Intervention Services Conference Call
Operator
Salvatore Muoio, SM Investors.
Salvatore Muoio — SM Investors — Analyst
Maybe we should get back in line together. Is a shareholder vote going to be required for this deal?
Brad Almond — Voyager Learning Company — CFO
Yes, it will.
Salvatore Muoio — SM Investors — Analyst
So you will be providing more information on combined EBITDA, synergy number, etc.?
Brad Almond — Voyager Learning Company — CFO
Correct. When we file the S-4, the Form S-4, essentially also is a — there will be a prospectus and now have all that information and more.
Salvatore Muoio — SM Investors — Analyst
Will you hold a conference call to talk about numbers or will you be able to field numbers about any of the stuff, I suppose?
Brad Almond — Voyager Learning Company — CFO
My opinion is the S-4 will be extremely comprehensive, and we are likely not going to hold another conference call after that. It will be — you can think of that S-4 and combined prospectus as all the information you would need in a new offering of securities.
Salvatore Muoio — SM Investors — Analyst
So there will be enough there so that we can understand what the pro forma EBITDA is going to look like?
Brad Almond — Voyager Learning Company — CFO
Certainly.
Salvatore Muoio — SM Investors — Analyst
And how much synergy you expect on the cost side?

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FINAL TRANSCRIPT

Jun. 23. 2009 / 8:00PM, VLCY.PK — Voyager Learning Company Combine with Cambium Learning to Create a Leading Provider of Educational Intervention Services Conference Call
Brad Almond — Voyager Learning Company — CFO
Yes.
Salvatore Muoio — SM Investors — Analyst
Can you talk a little bit more about the contingent value rate?
Brad Almond — Voyager Learning Company — CFO
What would you like to know about it?
Salvatore Muoio — SM Investors — Analyst
Details, and will they trade?
Brad Almond — Voyager Learning Company — CFO
No, they will not trade. I think one of the things we mentioned either in the 8-K or the press release is they are also — they are not subject to the Securities Act so they’re not going to be something that trades.
The contingent value right is a division of a section of our cash that we either have, or expect to have, between signing and closing. It holds that cash aside bearing certain contingencies. And then as those contingencies play out that cash is either (multiple speakers) shareholders.
Salvatore Muoio — SM Investors — Analyst
I understand what a contingent value right means, but what are the more specific contingencies and what are the numbers surrounding those contingencies?
Brad Almond — Voyager Learning Company — CFO
A lot of those are in the merger agreements. One, I suggest you read that. But the main contingency is our — let me try to walk through the main ones. The first is what fills up the CVR is the receipt of tax refunds between signing and closing and post closing. All right, that is the number one contingency. Are those tax refunds to be collectible?
Let me back up one second for you. The total value of that CVR at maximum value is roughly $26.5 million. That was disclosed in the up to $0.89 per share times the total number of shares outstanding for Voyager. So you’ve got a potential environment of roughly $26.5 million. And that would be filled up with tax refunds that are received prior to closing — which I will tell you what those are in a minute — tax refunds received after closing. And then that amount can be drawn down by tax liabilities, adjustments in the working capital, and the potential use of an escrow amount held for a 280G potential tax liability. Those are the main items.
Salvatore Muoio — SM Investors — Analyst
Okay. I guess this is also all laid out in the merger agreement?

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FINAL TRANSCRIPT

Jun. 23. 2009 / 8:00PM, VLCY.PK — Voyager Learning Company Combine with Cambium Learning to Create a Leading Provider of Educational Intervention Services Conference Call
Brad Almond — Voyager Learning Company — CFO
Yes. In great detail.
Salvatore Muoio — SM Investors — Analyst
Okay.
Brad Almond — Voyager Learning Company — CFO
I believe those key points I just gave you are about 80% of it. But nothing I would say here in this Q&A should replace the detail that is available in the merger agreement and the S-4 that we will file.
Salvatore Muoio — SM Investors — Analyst
Absolutely. Okay. Thanks a lot.
Operator
[James Yu], Wells Capital Management.
James Yu — Wells Capital Management — Analyst
Do you first see any major antitrust issues, and if so, which ones would it be?
Todd Buchardt — Voyager Learning Company — General Counsel
This is Todd Buchardt, General Counsel, here. As we sit here today, no, we think it is a very large market, probably in excess of $4.5 billion for this type of an offering, if you will, in the market. We will obviously file our HSR filing quickly, and hope to get early termination as quickly as possible.
James Yu — Wells Capital Management — Analyst
I guess, coming back to the other question about the EBITDA and revenue, you have clearly done preliminary estimates in terms of the combined company being able to hit new markets and new customers. When we look forward, have you — are you going to give guidance in terms of right now percentage of new business that the combined entity can get?
And then looking at also the information you guys — Cambium has 275 employees, Voyager has 375. Do you want to give any estimate in terms of headcount reduction or is this going to be more of a revenue growth story?
Brad Almond — Voyager Learning Company — CFO
We do think the story is one of some cost reductions, and then we do believe there is revenue synergies as well. We are not in a position right now to comment on the total number of headcount that we think will make up the cost synergies. We believe, again, the cost synergies number will be greater identified in the S-4.

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FINAL TRANSCRIPT

Jun. 23. 2009 / 8:00PM, VLCY.PK — Voyager Learning Company Combine with Cambium Learning to Create a Leading Provider of Educational Intervention Services Conference Call
And then as for go forward looking statements, I would not expect those in the timeframe of 2009. By the time we close this deal, we will be towards the end of 2009. Then as we enter into 2010 we, as any public company, will examine the appropriateness of forward-looking guidance at that time.
James Yu — Wells Capital Management — Analyst
A final question I had was have you guys gone through in terms of government stimulus, what benefits you have from their spending in terms of education? And then flip side have you looked forward in terms of — because we were reading about how states are facing budget deficits — have you tried to figure out what — if there is any at risk accounts that you have?
Ron Klausner — Voyager Learning Company — President, Voyager Expanded Learning
Let me answer, or try to answer what is multiple questions I think I heard there. First, we should go back to the problem, 20 million students who struggle. And you could read the trade journals or you could read the general media, and that conjures up dropout, GDP issues, unemployment, on and on and on and on. That is the market we serve. We don’t see that going away in the short term.
We think that the President has made it exceedingly clear that education is crucial to the economic strength of this country, so we do believe that it will continue to be well funded.
There is no question, to your point, that there are different degrees of state budgetary situations. So there are some states that are facing more adverse conditions. In those states they have been challenging. You can figure out a state like California, which is going through dire, dire conditions.
What stimulus has done so far is — and the word I would use, it has given oxygen to educators. Educators were getting very, very cautious and very hesitant to go forward to continue to try to solve and mitigate some of these very challenging problems. So we have seen in a number of places where educators have moved forward and either have secured our services or plan to secure our services over the next few months, in part because of stimulus. If it is using stimulus or not, it is almost irrelevant.
Stimulus money, we should be very clear, overwhelmingly will be to retain jobs. That is by far the most disproportionate amount of how the funding will be spent. Then in my judgment, technology will be second, and then it will be programs and professional development. And that is where the two of us mostly play.
So we will benefit. When we talk about our second quarter we will share some of the successes that we have seen, again, indirectly due to stimulus. And we do generally pretty well when there is new funding. But we shouldn’t lose sight, 20 million students struggle, and that is the market we both serve, and it is a huge number.
James Yu — Wells Capital Management — Analyst
Do you have a date that you’re going to be filing the S-4?
Brad Almond — Voyager Learning Company — CFO
We don’t have a specified date. My current estimate would be four weeks from today.
James Yu — Wells Capital Management — Analyst
Okay, that’s perfect. Thanks.

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FINAL TRANSCRIPT

Jun. 23. 2009 / 8:00PM, VLCY.PK — Voyager Learning Company Combine with Cambium Learning to Create a Leading Provider of Educational Intervention Services Conference Call
Operator
[Wolf Joffe], Raising Capital.
Wolf Joffe — Raising Capital — Analyst
A very nice transaction for you all. How did — maybe you could kind of walk us through how Veronis arrived at their price of $6.50.
Brad Almond — Voyager Learning Company — CFO
I don’t think I can walk you through their exact models, but that was — they obviously use their economic models and derive that price. And it would put it out there as what was used to determine the different share counts between the companies. But I can’t walk you through how they determined that price.
Wolf Joffe — Raising Capital — Analyst
Are there any tax efficiencies associated with the structure of the deal?
Brad Almond — Voyager Learning Company — CFO
There will be some — we’ve got to work those — but there will be some NOLs subject to the regular restrictions you have on a merger that will last past the closing. We haven’t been able to quantify those, and I’m not sure we will have them quantified in the S-4, but there are some that will live past the closing. There are NOLs in both companies.
Wolf Joffe — Raising Capital — Analyst
Your NOLs and theirs will be protected?
Brad Almond — Voyager Learning Company — CFO
Their NOLs will survive. They are the surviving entity so to speak. Our NOLs as the acquired entity will be subject to some restrictions and some limitations.
Wolf Joffe — Raising Capital — Analyst
As far as Cambium is concerned, I guess from some of the work that I have done, it seems like on $100 million in revenue, their EBITDA margins are somewhere in the range of 25% to 35%. Can you just comment on that and kind of confirm what the outlook would be?
Brad Almond — Voyager Learning Company — CFO
Unfortunately at this time we cannot comment on that. And you would expect a comment from that would come in the form of the S-4.

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FINAL TRANSCRIPT

Jun. 23. 2009 / 8:00PM, VLCY.PK — Voyager Learning Company Combine with Cambium Learning to Create a Leading Provider of Educational Intervention Services Conference Call
Wolf Joffe — Raising Capital — Analyst
But even just in terms of that ballpark, are we swimming in the right waters there?
Brad Almond — Voyager Learning Company — CFO
I can appreciate your persistence, but I wouldn’t even want to swim in that ballpark for you. Again, we just — I know it is asking everybody to be patient, but we don’t do anyone a service by estimating or making approximations until we can get into the S-4.
Wolf Joffe — Raising Capital — Analyst
Understood. I guess we are just looking at it and thinking if — you know, there are companies in this industry that do operate at that level of profit — profitability. So our opinion is it wouldn’t seem to be too unrealistic to expect that their profitability might be in that range.
Brad Almond — Voyager Learning Company — CFO
Without a doubt, anyone on this call and any investor is free to look at the industry and their own industry comparables and make those assumptions, but we at this time just can’t provide them for you.
Wolf Joffe — Raising Capital — Analyst
Sure, sure. Thanks for your time.
Operator
(Operator Instructions). Randy Baron, SM Investors.
Randy Baron — SM Investors — Analyst
I just have two questions related to the merger agreement. One is I saw Keystone Group has a voting agreement. How much of the vote is in favor of this already, is locked up?
Todd Buchardt — Voyager Learning Company — General Counsel
There are two investor groups who signed voting agreements, the Keystone and the SPO Group, and they represent in the aggregate about 20%.
Randy Baron — SM Investors — Analyst
Then I just have a question related again to the merger agreement, saying that Allen & Company is still allowed to solicit alternative proposals. Can you speak generally, what is the history of this transaction? Is this the culmination of the Allen & Co two-year, three year ago process?

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FINAL TRANSCRIPT

Jun. 23. 2009 / 8:00PM, VLCY.PK — Voyager Learning Company Combine with Cambium Learning to Create a Leading Provider of Educational Intervention Services Conference Call
Todd Buchardt — Voyager Learning Company — General Counsel
As you know, we ran a very, very exhaustive process for this, and announced it in January of ‘08, I believe. But sure, they are still entitled to solicit alternative proposals that are set out, and the methodology is set out in the merger agreement in order to — obviously to allow the Board to meet its fiduciary obligations too.
Randy Baron — SM Investors — Analyst
But did Allen & Company bring this to you guys or is this unrelated to them?
Todd Buchardt — Voyager Learning Company — General Counsel
This deal has been managed by Allen & Company.
Randy Baron — SM Investors — Analyst
So are they actively looking for other bidders or no?
Todd Buchardt — Voyager Learning Company — General Counsel
There is certainly — and you also see in the merger agreement, there are certain — a non-solicitation provision where we cannot go out and actively solicit other bids at this time.
Randy Baron — SM Investors — Analyst
But Allen & Company can in the agreement?
Todd Buchardt — Voyager Learning Company — General Counsel
No, no, no. They cannot. We as a company, including our advisors, cannot solicit bids at this time. There is a process in there if an alternative proposal shows up. And the only thing I can say is you’ll have to look at the merger agreement to wander your way through that.
Operator
[Josh D’Aleo], Morgan Stanley.
Josh D’Aleo — Morgan Stanley — Analyst
I had a question on the cash portion of the consideration. Within your 8-K you put it into — in the $62 million to $67.5 million range aggregate. I am just wondering how you come up with those ranges, and how to think about them, and what are exactly are the sources of that cash?

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FINAL TRANSCRIPT

Jun. 23. 2009 / 8:00PM, VLCY.PK — Voyager Learning Company Combine with Cambium Learning to Create a Leading Provider of Educational Intervention Services Conference Call
Brad Almond — Voyager Learning Company — CFO
Certainly. So the — let me start at the high end of that number for you, the $67.5 million. $25 million of that money will come from the purchase of securities in the new company by VSS, the equity holder of Cambium. So that is $25 million of it.
$42.5 million would come — a maximum of $42.5 million would come from cash that is in our business after paying of certain legacy liabilities such as our pension plan, for example. So the ability to hit that number is contingent upon two major things. One, the time of closing, and two, our business performance between now and closing.
We believe that the range gave in the press release, which was actually offered as an example versus a range, also serves as a — currently a reasonable range of where we think we would be, given everything we know today.
Josh D’Aleo — Morgan Stanley — Analyst
So you have $25 million coming from Cambium, and then the $45 million based on cash in your business. What percentage of that $42.5 million are you generating from business from now until closing verses cash that is actually within the business right now?
Brad Almond — Voyager Learning Company — CFO
Just to be clear, it is $42.5 million would be the maximum amount. And I don’t have the exact numbers in front of me, but I would say we have north of around 70% of that number in hand today.
We generally operate our business in a negative cash flow in the first part of the year and a positive cash flow in the second half of the year. Thus, one of my comments was the timing of the closing is heavily relevant upon what that number is at closing.
Josh D’Aleo — Morgan Stanley — Analyst
Thank you very much guys.
Operator
Neil Weiner, Foxhill Capital.
Neil Weiner — Foxhill Capital — Analyst
I just want to doublecheck, the cash portion that is being paid out, that is all return of capital, is that correct?
Brad Almond — Voyager Learning Company — CFO
The cash — are you talking about the $42.5 million?
Neil Weiner — Foxhill Capital — Analyst
That is correct.

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FINAL TRANSCRIPT

Jun. 23. 2009 / 8:00PM, VLCY.PK — Voyager Learning Company Combine with Cambium Learning to Create a Leading Provider of Educational Intervention Services Conference Call
Brad Almond — Voyager Learning Company — CFO
That is correct. It is called excess cash and cash we have on hand, net the large legacy liabilities we have already talked about, mainly the funding of the pension plan. So you define that as excess capital. That is what it is.
Neil Weiner — Foxhill Capital — Analyst
The maximum of $2.25 will not be taxable, is that correct?
Brad Almond — Voyager Learning Company — CFO
Oh, my goodness, I don’t know. Personal taxation on this deal would not be my strongest point. I would hate to conjecture a response. I just simply don’t know.
Neil Weiner — Foxhill Capital — Analyst
Let me ask another question. On the pension liability, you mentioned — post-transaction, does that totally disappear?
Brad Almond — Voyager Learning Company — CFO
I am going to let Todd answer that question.
Todd Buchardt — Voyager Learning Company — General Counsel
The pension liability, there still is some of the legacy, almost what we call them as the old legacy Bell & Howell obligations that will still be there. Although under the terms of their arrangement the liabilities for those are funded in a rabbi trust. So that cash will be set aside and put into a rabbi trust for purposes of the — what I am going to call those legacy liabilities.
Neil Weiner — Foxhill Capital — Analyst
So there will be an asset on the balance sheet, the rabbi trust, offsetting the liability of the pension liability, correct?
Todd Buchardt — Voyager Learning Company — General Counsel
I believe that is correct.
Brad Almond — Voyager Learning Company — CFO
I believe so. I haven’t looked that far into it, but that sounds reasonable.
Neil Weiner — Foxhill Capital — Analyst
Thank you.

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FINAL TRANSCRIPT

Jun. 23. 2009 / 8:00PM, VLCY.PK — Voyager Learning Company Combine with Cambium Learning to Create a Leading Provider of Educational Intervention Services Conference Call
Operator
There are no further questions at this time. Do you have any closing remarks?
Ron Klausner — Voyager Learning Company — President, Voyager Expanded Learning
No, thank you everybody.
Operator
This concludes today’s conference call. You may now disconnect.

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